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Exhibit 10.6

March 27, 2002

Ed Baracchini, Ph.D., M.B.A.
5163 Greenwillow Lane
San Diego, CA 92130

Dear Ed:

        This is to confirm our offer to you to join Metabasis Therapeutics, Inc. as Vice President of Business Development contingent upon the Board of Directors approval. The following will be the basic terms of your employment with the Company:

Title:	Vice President of Business Development
Start Date:	May 20, 2002
Salary:	$205,000 per year payable bi-weekly

        Metabasis Therapeutics, Inc. offers a comprehensive benefits program including medical and dental insurance which becomes effective the first day of the month following your date of hire. We also offer an employee contribution 401 (k) plan. You are eligible for vacation and holiday benefits per the provisions in the Company's employee handbook.

        Subject to the approval of the Board of Directors, you will be granted options to purchase 540,000 shares of Metabasis Therapeutics, Inc. common stock vested over a four year period (with an initial 12 month cliff vesting period) with 115,000 of such options conditional on meeting a mutually agreed upon goal. This grant is effective pursuant to written option agreements under the Metabasis Therapeutics, Inc. employee stock plan. Early exercise of options will be permitted. Metabasis will loan you funds on terms and conditions to be determined to execute early exercise of options.

        If you have performed to the satisfaction of the Board of Directors on the one-year anniversary of your employment, you will be promoted to Senior Vice President of Business Development.

        You will also be eligible to participate in the Metabasis Performance Bonus Plan which will make you eligible for a yearly bonus of up to 30% of your salary.

        You will enter into an employment agreement with Metabasis consistent with the employment agreements that have been executed with the other officers. The agreement will include accelerated vesting, severance pay and benefits upon termination without cause or a significant change in role/responsibilities following a merger or acquisition that results in a change in control. In addition, if you are terminated without cause in the absence of a change in control, you will receive a severance package that will include severance pay and accelerated vesting equal to one year of your then current option grant, if any.

        You will be expected to execute and deliver an Employee Proprietary Information and Inventions Agreement in consideration for your employment. This agreement is attached to this letter and is incorporated by reference herein.

        In accordance with the Immigration Reform and Control Act of 1986, you will be required to provide documents which establish your identity and employment eligibility on your first day of employment.

        We are excited about the opportunity which we have to build Metabasis Therapeutics, Inc. into an outstanding success. A key component to accomplishing this is to build a strong team with bright, dynamic individuals. We sincerely hope that you will accept our offer to join the Metabasis Therapeutics team.

        To formally record your acceptance of our offer of employment, please sign below and return one original of this letter to me as soon as possible.

Sincerely,
/s/ PAUL LAIKIND Paul K. Laikind, Ph. D. Chairman, CEO & President
Enclosures:	Employee Benefits Information Employee Proprietary Information and Inventions Agreement

/s/ EDGARDO BARACCHINI Ed Baracchini, Ph.D., M.B.A.	March 31, 2002 Date

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  Exhibit 10.6